November 15, 1998

California Water Service Group and Dominguez Services Corporation Announce
Merger

            SAN JOSE, Calif.-- Nov. 15, 1998 -- At special meetings held on Friday, November 13, the Boards of Directors of California Water Service Group (NYSE:CWT) and Dominguez Services Corporation (NASDAQ:DOMZ) announced an agreement to merge. California Water Service Group (Group) is the parent of the California Water Service Company and CWS Utility Services, providing water utility services to over 1.5 million people in 58 California communities. Dominguez Services Corporation (Dominguez) is a water utility holding company whose subsidiaries provide water service to 140,000 people in 20 communities throughout the state. The transaction is believed to be the largest merger of investor-owned water utilities in the history of California.

            "We are pleased to announce this merger with one of the finest companies in the investor-owned water industry," said Robert W. Foy, Chairman of the Board of California Water Service Group. "This transaction, expected to be accretive to Group shareholders within the first calendar year, will add value in a number of ways, including: providing growth opportunities in new areas of California; allowing the consolidation of the two companies' neighboring systems in the Los Angeles region and thereby better positioning us to compete in this key area; and permitting us to reap the administrative benefits of a combined company. Shareholders will benefit further from the added liquidity resulting from the larger share float of the combined companies."

            The transaction will be accounted for as a pooling of interests. It will be structured as a tax-free exchange of 1,778,000 Group shares for all outstanding shares of Dominguez, valued at approximately $47.6 million as of November 13, 1998, an exchange ratio of 1:1.18 of Dominguez to Group shares. Group will also assume Dominguez' outstanding net debt of approximately $10.5 million, for a combined value of approximately $58 million.

            The merger is subject to review by various state and federal agencies, including the U.S. Securities and Exchange Commission and the California Public Utilities Commission. Final regulatory approval is expected in late 1999. Dominguez shareholders must also approve the transaction, which is expected to occur at a special meeting in the first quarter of 1999.

            "Merging our two firms, one -- California Water Service Group -- the largest investor-owned water utility in California and west of the Mississippi, and the other -- Dominguez Services Corporation -- one of the oldest water companies in the Golden State, with an active presence in the state's burgeoning water rights market, makes good business sense," said Peter C. Nelson, President and CEO of California Water Service Group. "The post-merger firm will be well-positioned to play an active role in the growth and consolidation taking place in the water industry. In combining our adjacent operations,


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we will pool our human resources and achieve economies of scale that will not only benefit our shareholders and customers, but also make us a more attractive and viable partner to public and private water providers," he said.

            Brian J. Brady, President and CEO of Dominguez said: "I am confident that this merger will benefit shareholders, customers, and employees alike. California Water Service Group is committed to welcoming Dominguez employees and the expertise and experience they will bring to the company. Working together, we will focus on producing superior results for our shareholders while providing excellent water service to our customers."

            The post-merger firm will solidify its position as the largest investor-owned water utility in California and west of the Mississippi. It will serve almost 80 California communities through 450,000 service connections, consistently post annual revenues well in excess of $200 million, and, based on current share prices, have a market capitalization of $350 million.

            Dominguez Service Corporation owns and operates Dominguez Water Company, formed in 1911 to irrigate the farmlands of one of the first Spanish land grants in California, as well as the Antelope Valley Water Company in northern Los Angeles County and Kern River Valley Water Company near Lake Isabella in Kern County. By year-end, Dominguez will complete acquisition of the Redwood Valley Water Company, located in northern California. Dominguez also has a water rights trading operation and a 20 percent equity investment in Chemical Services Company of San Jose, a supplier of on-site chlorine generation equipment.

            Formed in 1926, California Water Service Group is the largest investor-owned water utility in California and fourth largest in the nation.

            Additional information about the two companies may be found on the attached fact sheet or on their Web sites, located at www.dominguezh2o.com and www.calwater.com.

            This press release contains a number of forward looking statements, all of which are based upon current expectations. Actual results may differ materially.

            Attachment (Fact Sheet)


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


                          CALIFORNIA WATER SERVICE GROUP
                          DOMINGUEZ SERVICES CORPORATION
                                     MERGER
                                FACTS-AT-A-GLANCE

(DATA AS OF 11/13/98 UNLESS OTHERWISE INDICATED)


                              CALIFORNIA WATER               DOMINGUEZ SERVICES
 ITEM                         SERVICE GROUP                  CORPORATION
 Principal Subsidiary         California Water Services      Dominguez Water Company
                              Company

 Year Formed                  1926                           1911

 Total Customers Served       410,000                        38,000

 Number of Employees          650                            73

 Communities Served           58                             20

 Gross Revenue (12 months     $185 million                   $26 million
 as of 9/30/98)

 EPS(12 months as of          $1.41                          $1.04
 9/30/98)

 Dividends Per Share, 1998    $1.07                          $0.92

 Dividend Yield               4.0%                           3.5%

 Net Utility                  $471 million                   $39 million
 Plant(9/30/98)

 Average ROE, since 1987      12.2%                          13.3%

 Market-to-Book Ratio         2.0x                           2.4x

 Price-to-Earnings Ratio      19.0x                          25.5x

 Stock Trading Range Since    $14-$33.75                     $10- $24
 1994

 Average Daily Trading        13,550                         1,591
 Volume YTD 1998


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

 Number of Shareholders       11,000                         960

 Exchange and Trading         NYSE:CWT                       NASDAQ:DOMZ
 Symbol

 Type of Transaction          Tax free
                              reorganization/merger;
                              pooling of Interests

 Purchase Price               $47.6 million equity
                              purchase, $10.5 million
                              in assumed debt.
                              Total $58.0 million

 Purchase Method              Tax-free exchange of
                              common equity

 Estimated Exchange Ratio     1.18:1, CWT:DOMZ
 Benefit to DOMZ              Market Value: $30,000          Market Value: $17,750
 Shareholder with 1,000       Annual Dividend: $1,338        Annual Dividend: $920
 shares @ 6/30/98

CONTACT: California Water Service Group
Gerry Feeney, 408/367-8216 (Analysts)
or Jim Good, 408/367-8219 (Media)
or
Dominguez Services Corporation
John Tootle, 310/834-2625 x322 (Analysts)



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